Exhibit 10.2
Restated July 22,2025
INGEVITY CORPORATION
Restated Non-Employee Director Compensation Policy
1.General. The Restated Non-Employee Director Compensation Policy (the “Policy”) as set forth herein provides for the compensation payable to the non-employee directors of Ingevity Corporation (the “Company”) as approved by the Board of Directors (the “Board”) to be effective for the 2025 to 2026 non-employee director term and thereafter. Capitalized but undefined terms used herein shall have the meanings provided for in the Ingevity Corporation 2025 Omnibus Incentive Plan, as amended, or, as applicable, in any successor equity compensation plan approved by the stockholders of the Company (the “Plan”).
2.Annual Retainer and Other Compensation. Each member of the Board of Directors (the “Board”) who is not or has not been employed by the Company or one of its subsidiaries (a “Non-Employee Director”) shall be entitled to an annual retainer as follows:
a.The annual retainer fee for service on the Board shall be $90,000 (such amount the “Annual Retainer”) with $90,000 of the Annual Retainer payable at the Non-Employee Director’s direction 100% in either (i) fully vested deferred stock units (“DSUs”) (valued based on the Fair Market Value of the Common Stock on the date of grant) or (ii) cash. If no election is made, the Annual Retainer will be paid 100% in cash.
b.The annual retainer fee for service as the Chair of the Board of Directors shall be $100,000, the annual retainer fee for service as the Chair of the Audit Committee shall be $20,000, the annual retainer fee for service as the Chair of the Talent & Compensation Committee (the “Compensation Committee”) shall be $15,000, the annual retainer fee for service as the Chair of the Nominating and Governance Committee shall be $15,000, the annual retainer fee for service as the Chair of the Sustainability & Safety Committee shall be $15,000, and the annual retainer for service as Lead Independent Director, if applicable, shall be $25,000 (“Other Compensation”). Other Compensation is payable at the Non-Employee Director’s direction 100% in either (i) fully vested DSUs (valued based on the Fair Market Value of the Common Stock on the date of grant or (ii) cash. If no election is made, the Other Compensation will be paid 100% in cash.
3.Timing of Payment of Annual Retainer and Other Compensation. The Annual Retainer and Other Compensation payable are intended to cover service from one annual meeting of the Company’s stockholders to the next and, unless a deferral election is made as provided below, shall be paid quarterly in advance on the first business day of each calendar quarter, without any requirement of additional Board action in connection therewith.
4.Annual Stock Award. Each Non-Employee Director shall also be entitled to receive an annual stock award under the Plan in the form of Restricted Stock Units (or “RSUs”) valued at $135,000 as of the close of business on the date of grant. Non-Employee Director RSUs are granted as of the next business day after the date of the Company’s annual meeting of stockholders, without any requirement of additional Board action in connection therewith, and will vest on the first anniversary of the grant date. The RSUs shall be granted pursuant to terms and conditions set forth in a written agreement or form approved by the Compensation Committee of the Board. Unless a deferral election is made as provided below, the RSUs will be distributed in actual shares of Common Stock as soon as practicable after the vesting date, but in no event late than sixty (60) days after the vesting date.
5.Pro-ration. A new (or terminating) Non-Employee Director who commences service after the Company’s annual meeting of stockholders (or who retires before the next annual meeting) shall be entitled to a pro-rated Annual Retainer, Other Compensation, if applicable, and annual RSU, all on the same basis as is then currently payable to Non-Employee Directors generally under the terms of this Policy as in effect on the date that the Non-Employee Director’s service commences or terminates (as applicable). Pro-ration shall be as of the first day of the calendar quarter in which service by a director commences in the case of new Non-Employee Directors, and as of the last day of the calendar quarter in which service by a director terminates in the case of terminating Non-Employee Directors. The Compensation Committee may, at its sole discretion, approve a terminating Non-Employee Director to vest in the full amount of the applicable RSU grant on the scheduled vesting date. The grant date of any pro-rated RSUs granted to a new Non-Employee Director hereunder shall be the first business day after the date that the Non-Employee Director’s service on the Board commences, and such RSUs shall be valued as of the close of business on the grant date. Any such pro-rated RSUs shall be granted under the Plan without any requirement of additional Board action in connection therewith and pursuant to terms and conditions set forth in the same grant form or agreement as with the annual stock award.
6.Deferral Election. A Non-Employee Director may elect to receive DSUs in lieu of (i) his or her Annual Retainer, (ii) Other Compensation, and (iii) RSUs. Any DSUs that relate to a Non-Employee Director’s Annual Retainer, Other Compensation or RSUs shall be subject to the same vesting provisions as set forth in Section 2 above, or as set forth in the award terms and conditions. If the Non-Employee Director elects to receive DSUs, the units will be credited to

Restated July 22,2025
a bookkeeping account under the Company’s Non-Employee Director Deferred Compensation Plan, where each unit will be equivalent in value to one share of Common Stock, and the units will not be distributed in actual shares of Common Stock, until the Non-Employee Director terminates his service from the Board, except as otherwise provided for in the award terms or the Plan.
7.Effect of Other Plan Provisions. All of the provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy.
8.Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Compensation Committee of the Board in the future at its sole discretion. Without limiting the generality of the foregoing, the Board or the Compensation Committee hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of the Company’s stockholders.
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